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                                                                     EXHIBIT 5.1



November 20, 1997

The Board of Directors
T&W Financial Corporation
6416 Pacific Highway East
Tacoma, Washington 98424

RE: REGISTRATION STATEMENT ON FORM S-8 FOR THE T&W FINANCIAL CORPORATION 1997 STOCK OPTION PLAN, T&W FINANCIAL CORPORATION 1997 EMPLOYEE STOCK PURCHASE PLAN AND T&W FINANCIAL CORPORATION 1997 DIRECTOR STOCK GRANT PLAN

Dear Ladies and Gentlemen:

We have acted as counsel for T&W Financial Corporation (the "Company"), a Washington corporation, in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 1,000,000 shares of the Company's common stock, $0.01 par value per share, (the "Common Stock"), to be offered pursuant to the Company's 1997 Stock Option Plan, 100,000 shares of Common Stock to be offered pursuant to the Company's 1997 Employee Stock Purchase Plan and 10,000 shares of Common Stock to be offered pursuant to the Company's 1997 Director Stock Grant Plan (collectively, the "Plans").

We have examined such documents as we deem necessary for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Common Stock subject to the Plans covered by the Registration Statement will, when issued by the Plans, be legally issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement, and to the filing and use of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ GRAHAM & JAMES LLP
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GRAHAM & JAMES LLP


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